Exhibit 99.1

Media Contact:	Kimberly Kuo
Senior Vice President of Public Affairs,
Communications and Communities
704-557-4584

Investor Contact:	James E. Harris
Senior Vice President, Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol:	COKE
March 9, 2016	Quoted:	The NASDAQ Global Select Market

Coca-Cola Bottling Co. Consolidated Reports Fiscal Year

and Fourth Quarter 2015 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $59.0 million, or basic net income per share of $6.35, on net sales of $2.3 billion for the fiscal year ended January 3, 2016 (“fiscal 2015”), compared to net income of $31.4 million, or basic net income per share of $3.38, on net sales of $1.7 billion for the fiscal year ended December 28, 2014 (“fiscal 2014”).

The results for fiscal 2015 and fiscal 2014 include certain items which are either events that are not expected to recur or are recurring items that have changed materially period-to-period. Certain of these items relate to the Company’s expanded distribution territory and to significant work by the Company on further expanding its distribution territory and preparing to purchase manufacturing assets from The Coca-Cola Company. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for fiscal 2015 and fiscal 2014:

	Fiscal Year
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2015	2014	2015	2014

Reported net income (GAAP)	$59,002	$31,354	$6.35	$3.38

Gain on sale of business, net of tax	(13,908)	—	(1.50)	—
Expenses related to distribution territory expansion, net of tax	12,269	7,865	1.32	0.85
Gain on exchange of franchise territories, net of tax	(5,407)	—	(0.58)	—
Acquired distribution territory operating income, net of tax	(3,481)	(2,091)	(0.37)	(0.23)
Results of 53rd week, net of tax	(2,415)	—	(0.26)	—
Fair value adjustment of acquisition related contingent consideration, net of tax	2,196	659	0.24	0.07
Net loss on commodity hedges, net of tax	2,112	—	0.23	—
Exchanged distribution territories and sold operating entities operating income, net of tax	—	(1,997)	—	(0.21)
Bargain purchase gain, net of tax	(2,011)	—	(0.22)	—
Other income tax changes	(1,075)	(209)	(0.12)	(0.02)

Total	(11,720)	4,227	(1.26)	0.46

Comparable net income (a)	$47,282	$35,581	$5.09	$3.84

On a comparable basis, the Company earned $47.3 million in fiscal 2015, or comparable basic net income per share of $5.09, versus $35.6 million in fiscal 2014, or comparable basic net income per share of $3.84.

The Company earned $4.3 million, or basic net income per share of $0.46, on net sales of $619.7 million for the fourth quarter of fiscal 2015, compared to net income of $3.0 million, or basic net income per share of $0.32, on net sales of $440.6 million for the fourth quarter of fiscal 2014.

The results for the fourth quarters of fiscal 2015 and fiscal 2014 include certain items which are either events that are not expected to recur or are recurring items that have changed materially period-to-period. Certain of these items relate to the Company’s expanded distribution territory and to significant work by the Company on further expanding its distribution territory and preparing to purchase manufacturing assets from The Coca-Cola Company. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the fourth quarters of fiscal 2015 and fiscal 2014:

	Fourth Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2015	2014	2015	2014

Reported net income (GAAP)	$4,291	$2,990	$0.46	$0.32

Expenses related to distribution territory expansion, net of tax	3,554	3,185	0.38	0.34
Results of 53rd week, net of tax	(2,415)	—	(0.26)	—
Bargain purchase gain, net of tax	(2,011)	—	(0.22)	—
Acquired distribution territory operating loss (income), net of tax	1,598	(1,159)	0.17	(0.12)
Net loss on commodity hedges, net of tax	739	338	0.08	0.04
Other changes	1,255	40	0.14	0.00

Total	2,720	2,404	0.29	0.26

Comparable net income (a)	$7,011	$5,394	$0.75	$0.58

On a comparable basis, the Company earned $7.0 million in the fourth quarter of fiscal 2015, or comparable basic net income per share of $0.75, versus $5.4 million in the fourth quarter of fiscal 2014, or comparable basic net income per share of $0.58.

“We are very thankful for our dedicated employees and their great accomplishments in 2015, which was another transformative year for the Company,” said Frank Harrison, Chairman and CEO. “Our financial results reflect solid performance across our business while we continued to expand our geographic footprint through the acquisition of several new distribution territories. We are excited about 2016 as we further expand our distribution territory and acquire additional production centers as part of The Coca-Cola Company’s System of the Future refranchising. Our growing footprint enables us to serve more consumers, employees, customers, and the communities in which they live.”

Hank Flint, President and COO, added, “Our strong 2015 performance reflects the dynamic growth we are experiencing due to territory expansion and organic growth in our legacy territories. Our total revenues on a comparable basis grew by 10.0% in large part due to strong performance in our energy and still beverage portfolios. We are pleased with the integration of our new distribution territories and particularly thank employees in our new territories for their leadership and outstanding commitment and contributions to our overall success.”

(a) The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for our performance in future periods and management’s expectations for completing the proposed territory expansions and manufacturing acquisitions. The words “believe,” “expect,” “project,” “will,” “should,” “could” and similar expressions are intended to identify those forward-looking statements. These statements include, among others, statements regarding the time frame for completing the proposed territory expansions and manufacturing facility acquisitions and other potential opportunities for profitably growing our business as well as our plans for continuing to innovate and evolve packaging and marketing strategies to respond to ever-changing consumer tastes.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; consolidation of raw material suppliers; incremental risks resulting from increased purchases of finished goods; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions or dispositions of bottlers by their franchisors; changes in the inputs used to calculate our acquisition related contingent consideration liability; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 28, 2014 under Part I, Item 1A “Risk Factors” and our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2015 under Part II, Item 1A “Risk Factors,” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Fourth Quarter		Fiscal Year
	2015	2014	2015	2014
Net sales	$619,716	$440,638	$2,306,458	$1,746,369
Cost of sales	378,910	262,194	1,405,426	1,041,130

Gross margin	240,806	178,444	901,032	705,239
Selling, delivery and administrative expenses	225,565	164,303	802,888	619,272

Income from operations	15,241	14,141	98,144	85,967
Interest expense, net	8,164	7,373	28,915	29,272
Other income (expense)	(573)	(1,077)	(3,576)	(1,077)
Gain on exchange of franchise territory	—	—	8,807	—
Gain on sale of business	—	—	22,651	—
Bargain purchase gain	2,011	—	2,011	—

Income before income taxes	8,515	5,691	99,122	55,618
Income taxes	2,904	1,747	34,078	19,536

Net income	5,611	3,944	65,044	36,082
Less: Net income attributable to noncontrolling interest	1,320	954	6,042	4,728

Net income attributable to Coca-Cola Bottling Co. Consolidated	$4,291	$2,990	$59,002	$31,354

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.46	$0.32	$6.35	$3.38

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$0.46	$0.32	$6.35	$3.38

Weighted average number of Class B Common Stock shares outstanding	2,151	2,130	2,147	2,126

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$0.46	$0.32	$6.33	$3.37

Weighted average number of Common Stock shares outstanding — assuming dilution	9,332	9,311	9,328	9,307

Class B Common Stock	$0.46	$0.32	$6.31	$3.35

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,191	2,170	2,187	2,166